Exhibit 1.2

FORM OF SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

SDDco Brokerage Advisors, LLC, as the dealer manager (“Dealer Manager”) for Oaktree Real Estate Income Trust, Inc. (the “Company”), a Maryland corporation, invites you (the “Dealer”) to participate in the distribution of shares of common stock, $0.01 par value per share, of the Company (“Common Stock”) subject to the terms of this Selected Dealer Agreement (the “Agreement”).

I. Dealer Manager Agreement

The Dealer Manager has entered into a Dealer Manager Agreement (the “Dealer Manager Agreement”), dated , 2018, with the Company attached hereto as Exhibit A. Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Dealer Manager Agreement.

As described in the Dealer Manager Agreement, the Company has filed a Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”) registering an ongoing offering (“Offering”) of shares of one or more classes (the “Shares”) of the Company’s Common Stock.

In this Agreement, unless explicitly stated otherwise, any references to the Registration Statement, the Offering, the Shares or the Prospectus with respect to each other shall mean only those that are all related to the same Registration Statement.

The Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and the Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and in the Authorized Sales Materials.

By your acceptance of this Agreement, you will become one of the Dealers referred to in the Dealer Manager Agreement between the Company and the Dealer Manager and will be entitled and subject to the indemnification provisions contained in the Dealer Manager Agreement, including the provisions of Section 5 of the Dealer Manager Agreement wherein the Dealers severally agree to indemnify and hold harmless the Company, Oaktree Capital Group, LLC and its affiliates, the Dealer Manager and each officer and director thereof, and each person, if any, who controls the Company or the Dealer Manager within the meaning of the Securities Act.

II. Submission of Orders

Each person desiring to purchase Shares in the Offering will be required to complete and execute a Subscription Agreement and to deliver to the Dealer such completed and executed Subscription Agreement together with a check or wire transfer (“instrument of payment”) in the amount of such person’s purchase, which must be at least the minimum purchase amount set forth in the Prospectus. Those persons who purchase Shares will be instructed by the Dealer to make their instruments of payment payable to or for the benefit of the escrow agent as described in the Prospectus and Subscription Agreement for the Offering if the minimum offering requirement described in the Prospectus (the “Minimum Offering Requirement”) has not yet been satisfied. If such Minimum Offering Requirement has already been satisfied in accordance with the Prospectus, then those persons who purchase Shares will be instructed by the Dealer to make their instruments of payment payable to or for the benefit of “Oaktree Real Estate Income Trust, Inc.” Prior to the Minimum Offering Requirement being met, purchase orders that include a completed and executed Subscription Agreement in good order and instruments of payment received by the Company at least five business days prior to the date escrow is broken (unless waived by the Dealer Manager) will be executed as of the date escrow is broken (based on the initial offering price). After the Minimum Offering Requirement is met, purchase orders that include a completed and executed Subscription Agreement in good order and instruments of payment received by the Company at least five business days prior to the first calendar day of any month (unless waived by the Dealer Manager) will be executed as of the first business day of such month (based on the prior month’s transaction price).

If the Dealer receives a Subscription Agreement or instrument of payment not conforming to the foregoing instructions, the Dealer shall return such Subscription Agreement and instrument of payment directly to such subscriber not later than the end of the next business day following its receipt. Subscription Agreements and instruments of payment received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods described in this Section II. Transmittal of received investor funds will be made in accordance with one of the following procedures, as applicable:

(i) Where, pursuant to the Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which Subscription Agreements and instruments of payment are received from subscribers, Subscription Agreements and instruments of payment will be transmitted by the end of the next business day following receipt by the Dealer for deposit to the escrow agent described in the Prospectus and Subscription Agreement for the Offering, if the Minimum Offering has not yet been satisfied. If such Minimum Offering has been satisfied in accordance with the Prospectus, then Subscription Agreements and instruments of payment will be transmitted by the end of the next business day following receipt by the Dealer to the Company or its agent as set forth in the Subscription Agreement or as otherwise directed by the Company.

(ii) Where, pursuant to the Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, Subscription Agreements and instruments of payment will be transmitted by the end of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn, by the end of the next business day following receipt by the Final Review Office, transmit such Subscription Agreements and instruments of payment for deposit to the escrow agent described in the Prospectus and Subscription Agreement for the Offering, if the Minimum Offering has not yet been satisfied. If such Minimum Offering has been satisfied in accordance with the Prospectus, then the Final Review Office will, by the end of the next business day following receipt by the Final Review Office, transmit such Subscription Agreements and instruments of payment to the Company or its agent as set forth in the Subscription Agreement or as otherwise directed by the Company.

III. Pricing

Except as otherwise provided in the Prospectus, which may be amended or supplemented from time to time, the Primary Shares shall be offered to the public at a purchase price payable in cash equal to the then-applicable transaction price (which will generally be (i) the Company’s prior month’s net asset value (“NAV”) per share applicable to the class of shares being purchased (as calculated in accordance with the procedures described in the Prospectus), or (ii) a different offering price made available to investors in cases where the Company believes there has been a material change to the NAV per Share since the end of the prior month), plus any applicable selling commissions and dealer manager fees. For stockholders who participate in the Company’s distribution reinvestment plan (“DRIP”), the cash distributions attributable to the class of shares that each stockholder owns will be automatically re-invested in additional shares of the same class. The DRIP Shares will be issued and sold to stockholders of the Company at a the transaction price of the applicable class of shares on the date the distribution is payable. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or the Dealer Manager, a minimum initial purchase of $2,500 in Shares is required (or a higher amount as set forth in the Prospectus), and additional investments may be made in cash in minimal increments of at least $500 in Shares. The Shares are nonassessable.

IV. Dealers’ Compensation

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended or supplemented from time to time, as compensation for completed sales and ongoing stockholder services rendered by the Dealer hereunder, the Dealer is entitled, on the terms and subject to the conditions herein, to the compensation set forth on Schedule I hereto.

V. Representations, Warranties and Covenants of the Dealer

In addition to the representations and warranties found elsewhere in this Agreement, the Dealer represents, warrants and agrees that:

(i) The Dealer is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which it is organized.

(ii) The Dealer is empowered under applicable laws and by the Dealer’s organizational documents to enter into this Agreement and perform all activities and services of the Dealer provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting the Dealer’s ability to perform under this Agreement.

(iii) The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which the Dealer is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv) All requisite actions have been taken to authorize the Dealer to enter into and perform this Agreement.

(v) The Dealer shall notify the Dealer Manager, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against the Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls the Dealer, within the meaning of Section 15 of the Securities Act.

(vi) The Dealer will not sell or distribute Shares or otherwise make any such Shares available in any jurisdiction outside of the United States unless the Dealer receives prior written consent from the Dealer Manager.

(vii) The Dealer acknowledges that the Dealer Manager will enter into similar agreements with other broker-dealers, which does not require the consent of the Dealer.

(viii) The Dealer agrees to be bound by the terms of any escrow agreement applicable to the Offering, if any, and the Dealer agrees that it will not represent or imply that the escrow agent identified in the Prospectus, has investigated the desirability or advisability of any investment in the Company or has approved, endorsed or passed upon the merits of the Shares or of the Company, nor will the Dealer use the name of said escrow agent in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgement that it has agreed to serve as escrow agent.

VI. Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order for any reason or no reason including, without limitation, orders not accompanied by an executed Subscription Agreement in good order or without the required instrument of payment in full payment for the Shares. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Company reserves the right to cancel the sale without notice.

In the event that the Dealer Manager has reallowed any selling commission or dealer manager fee to the Dealer for the sale of one or more Shares and the subscription is rejected, canceled or rescinded for any reason as to one or more of the Shares covered by such subscription, the Dealer shall pay the amount specified to the Dealer Manager within (x) 10 days following mailing of notice or (y) five days following e-mailing of notice, in each case, to the Dealer by the Dealer Manager stating the amount owed as a result of rescinded or rejected subscriptions. Further, if the Dealer has retained selling commissions in connection with an order that is subsequently rejected, canceled or rescinded for any reason, the Dealer agrees to return to the subscriber any selling commission theretofore retained by the Dealer with respect to such order within three business days following mailing of notice to the Dealer by the Dealer Manager stating the amount owed as a result of rescinded or rejected subscriptions. If the Dealer fails to pay any such amounts, the Dealer Manager shall have the right to offset such amounts owed against future compensation due and otherwise payable to the Dealer (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Dealer Manager may have in connection with such failure).

VII. Prospectus and Authorized Sales Materials; Compliance with Laws

The Dealer is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any Authorized Sales Materials. The Dealer Manager will supply the Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors.

The Dealer agrees that it:

(i) shall have delivered to each investor to whom an offer to sell the Shares is made, as of the time of such offer, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been supplied to the Dealer by the Dealer Manager; and to each investor that subscribes for an order to purchase Shares, as of the time the Company accepts such investor’s order to purchase the Shares within the timeframes described in the Prospectus, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been supplied to the Dealer by the Dealer Manager;

(ii) will not send or give any supplement to the Prospectus or any Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Authorized Sales Materials;

(iii) will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public;

(iv) will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Dealer Manager if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction;

(v) will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates; and

(vi) will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager or the Company in writing.

The Dealer further agrees, if the Dealer Manager so requests, to furnish a copy of any revised Prospectus to each person to whom it has furnished a copy of any previous Prospectus, and further agrees that it will itself mail or otherwise deliver all Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act. Regardless of the termination of this Agreement, the Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act.

On becoming a Dealer, and in offering and selling Shares, the Dealer agrees to comply with all the applicable requirements imposed upon it under (a) the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated under both such acts, (b) all applicable state securities laws and regulations as from time to time in effect, (c) any other state, federal, foreign and other laws and regulations applicable to the Offering, the sale of

Shares or the activities of the Dealer pursuant to this Agreement, including without limitation applicable FINRA rules, the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the SEC and FINRA, and the Bank Secrecy Act, as amended by the USA Patriot Act, and the laws and regulations regarding economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and (d) this Agreement and the Prospectus as amended and supplemented. With respect to Dealer’s use of electronic delivery of offering documents or subscription agreements and electronic signatures, Dealer agrees to comply with the applicable requirements of the Statement of Policy Regarding Use of Electronic Offering Documents and Electronic Signatures of the North American Securities Administrators Association, Inc. (“NASAA”), as adopted by the NASAA membership on May 8, 2017, as well as the Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transactions Act referred to therein, each as may be amended from time to time. Notwithstanding the termination of this Agreement or the payment of any amount to the Dealer, the Dealer agrees to pay the Dealer’s proportionate share of any claim, demand or liability asserted against the Dealer and the other Dealers on the basis that such Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

VIII. License and Association Membership

The Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that (i) the Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Shares under federal and state securities laws and regulations, and foreign laws, if applicable, and in all states or jurisdictions where it offers or sells Shares, (ii) the Dealer is a member in good standing of FINRA and (iii) there is no provision in the Dealer’s FINRA membership agreement that would restrict the ability of the Dealer to carry out the Offering as contemplated by this Agreement and the Prospectus. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of FINRA. The Dealer agrees to notify the Dealer Manager immediately if the Dealer ceases to be a member in good standing of FINRA. The Dealer also hereby agrees to abide by the Rules of FINRA, including FINRA Rules 2040, 2111, 2121, 2310, 5110 and 5141.

IX. Limitation of Offer; Suitability

The Dealer will offer Shares (both at the time of an initial subscription and at the time of any additional subscription, including initial enrollments and increased participations in the DRIP) only to persons who meet the financial qualifications and suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the jurisdictions in which it is advised in writing by the Dealer Manager that the Shares are qualified for sale or that such qualification is not required and in which the Dealer has all required licenses and registrations to offer Shares in such jurisdictions. In offering Shares, the Dealer will comply with the provisions of the Rules set forth in the FINRA manual, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C and Article III.E.1 of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”). Nothing contained in this section shall be construed to relieve Dealer of its suitability obligations under FINRA Rule 2111 or FINRA Rule 2310.

The Dealer will sell Class T shares, Class S shares, Class D shares and Class I shares only to the extent approved by the Dealer Manager as set forth on Schedule I to this Agreement, and to the extent approved to sell Class T shares, Class S shares, Class D shares and Class I shares pursuant to this Agreement, sell such shares only to those persons who are eligible to purchase Class T shares, Class S shares, Class D shares and Class I shares as described in the Prospectus. Shares are suitable only as a long-term investment for persons of adequate financial means who do not need near-term liquidity from their investment, and the Dealer will only sell Shares to investors that the Dealer reasonably determines are able to hold such Shares as a long-term investment and do not need liquidity from such investment in the near future.

Nothing contained in this Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus. The Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of the Dealer’s customer and such customer’s completed and executed Subscription Agreement. The Dealer agrees to comply with the record-keeping requirements imposed by (a) federal and state securities laws and the rules and regulations thereunder, (b) the applicable rules of FINRA and (c) the NASAA Guidelines, including the requirement to maintain records (the “Suitability Records”) of the information used to determine that an investment in Shares is suitable and appropriate for each subscriber for a period of six years from the date of the sale of the Shares. The Dealer further agrees to make the Suitability Records available to the Dealer Manager and the Company upon request and to make them available to representatives of the SEC and FINRA and applicable state securities administrators upon the Dealer’s receipt of a subpoena or other appropriate document request from such agency.

X. Disclosure Review; Confidentiality of Information

The Dealer agrees that it shall have reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares. In making this determination, the Dealer shall evaluate, at a minimum, items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, and appraisals and other pertinent reports. If the Dealer relies upon the results of any inquiry conducted by another member or members of FINRA, the Dealer shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Dealer Manager or a sponsor or an affiliate of the Dealer Manager or sponsor of the Company.

It is anticipated that (i) the Dealer and the Dealer’s officers, directors, managers, employees, owners, members, partners, home office diligence personnel or other agents of the Dealer that are conducting a due diligence inquiry on behalf of the Dealer and (ii) persons or committees, as the case may be, responsible for determining whether the Dealer will participate in the Offering ((i) and (ii) are collectively, the “Diligence Representatives”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Company, the Dealer Manager or their respective affiliates. The Dealer agrees to keep, and to cause its Diligence Representatives to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with the Dealer’s due diligence inquiry. The Dealer agrees to not disclose, and to cause its Diligence Representatives not to disclose, such Confidential Information to the public, or to the Dealer’s sales staff, financial advisors, or any person involved in selling efforts related to the Offering or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Shares. The Dealer further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of the Dealer’s due diligence inquiry and (b) informing each recipient of such Confidential Information of the Dealer’s confidentiality obligation. The Dealer acknowledges that the Dealer or its Diligence Representatives may previously have received Confidential Information in connection with preliminary due diligence on the Company, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. The Dealer acknowledges that the Dealer or its Diligence Representatives may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Company, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. The Dealer acknowledges the restrictions and limitations of Regulation F-D promulgated by the SEC and agrees that the foregoing restrictions are necessary and appropriate in order for the Company to comply therewith. Notwithstanding the foregoing, Confidential Information may be disclosed (a) if approved in writing for disclosure by the Company or the Dealer Manager, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the SEC or FINRA), provided that the Dealer shall notify the Dealer Manager in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c). For purposes hereof, “Confidential Information” shall mean and include: (i) trade secrets concerning the business and affairs of the Company, the Dealer Manager or their respective affiliates; (ii) confidential data, know-how, current and planned research and development, current and planned methods and processes, investment strategies, marketing lists or strategies, slide presentations, business plans, however documented, belonging to the Company, the Dealer Manager or their respective affiliates; (iii) information concerning the business and affairs of the Company, the Dealer Manager or their respective affiliates (including, without limitation, historical financial statements, financial projections and budgets, investment-related information, models, budgets, plans, market studies and personal information, however documented); (iv) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (v) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing; provided, however, that “Confidential Information” shall not include information that is or becomes available to the public other than as a result of disclosure by the Dealer or its Diligence Representatives in breach of this Agreement; was available to the Dealer or its Diligence Representatives on a non-confidential basis prior to its disclosure to such Dealer or Diligence Representative in connection with this Agreement; becomes available to the Dealer or its Diligence Representatives from a source that is not known by the Dealer or such Diligence Representatives to be otherwise prohibited from communicating such information to the Dealer or such Diligence Representatives; or is independently developed by the Dealer or its Diligence Representatives without reference to the Confidential Information.

XI. Dealer’s Compliance with Anti-Money Laundering Rules and Regulations

The Dealer hereby represents that it has complied and will comply with Section 326 of the USA Patriot Act and the implementing rules and regulations promulgated thereunder in connection with broker/dealers’ anti-money laundering obligations. The Dealer hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program (“AML Program”) including, without limitation, anti-money laundering policies and procedures relating to customer identification in compliance with applicable laws and regulations, including federal and state securities laws, applicable rules of FINRA, and the USA Patriot Act and the implementing rules and regulations promulgated thereunder. In accordance with these applicable laws and regulations and its AML Program, the Dealer agrees to verify the identity of its new customers; to maintain customer records; and to check the names of customers against government watch lists, including all such lists maintained by OFAC, as they may be updated from time to time. Additionally, the Dealer will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” for purposes of the USA Patriot Act as potential signals of money laundering or terrorist financing. The Dealer will file with the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. The Dealer will block or restrict access to such customer funds as is required by law and OFAC regulations. Upon request by the Dealer Manager at any time, the Dealer hereby agrees to furnish (a) a copy of its AML Program to the Dealer Manager for review, and (b) a copy of the findings and any remedial actions taken in connection with the Dealer’s most recent independent testing of its AML Program. The Dealer agrees to notify the Dealer Manager immediately if the Dealer is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.

XII. Privacy.

The Dealer agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GLB Act and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act (“FCRA”) and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

The parties hereto acknowledge that from time to time, the Dealer may share with the Company and the Company may share with the Dealer nonpublic personal information (as defined under the GLB Act) of customers of the Dealer. This nonpublic personal information may include, but is not limited to a customer’s name, address, telephone number, social security number, account information and personal financial information. The Dealer shall only be granted access to such nonpublic personal information of each of its customers that pertains to the period or periods during which the Dealer served as the broker dealer of record for such customer’s account. The Dealer, the Dealer Manager and the Company shall not disclose nonpublic personal information of any customers who have opted out of such disclosures, except (a) to service providers (when necessary and as permitted under the GLB Act), (b) to carry out the purposes for which one party discloses such nonpublic personal information to another party under this Agreement (when necessary and as permitted under the GLB Act) or (c) as otherwise required by applicable law. Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section XII. Except as expressly permitted under the FCRA, the Dealer agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.

The Dealer shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event the Dealer, the Dealer Manager or the

Company expects to use or disclose nonpublic personal information of any customer for purposes other than as set forth in this Section XII, it must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. The use or disclosure of any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, except as set forth in this Section XII, shall be prohibited.

The Dealer shall implement and maintain commercially reasonable measures in compliance with industry best practices designed (a) to assure the security and confidentiality of nonpublic personal information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLB Act), and any other applicable legal or regulatory requirements. The Dealer further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom the Dealer provides access to or discloses nonpublic personal information of customers to implement and maintain appropriate measures designed to meet the objectives set forth in this Section XII.

XIII. Dealer’s Undertaking to Not Facilitate a Secondary Market in the Shares

The Dealer acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and redemption of the Shares, which significantly limit the liquidity of an investment in the Shares. The Dealer also acknowledges that the Company’s Share Repurchase Plan (the “Plan”) provides only a limited opportunity for investors to have their Shares purchased by the Company and that the Company’s board of directors may, in its sole discretion, amend, suspend, or terminate the Plan at any time in accordance with the terms of the Plan. The Dealer hereby agrees that so long as the Company has not listed the Shares on a national securities exchange, the Dealer will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares without the prior written approval of the Dealer Manager and the Company.

XIV. Arbitration

Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current commercial arbitration rules of FINRA in accordance with the terms of this Agreement (including the governing law provisions of this Agreement and pursuant to the Federal Arbitration Act (9 U.S.C. §§ 1–16). The parties will request that the arbitrator or arbitration panel (the “Arbitrator”) issue written findings of fact and conclusions of law. The Arbitrator shall not be empowered to make any award or render any judgment for punitive damages, and the Arbitrator shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. The decision of the Arbitrator shall be final and binding, and judgment upon any arbitration award may be entered by any court having jurisdiction. All arbitration hearings will be held at the New York City FINRA District Office or at another mutually agreed upon site. The parties may agree on a single arbitrator, or, if the parties cannot so agree, each party will have the right to choose one arbitrator, and the selected arbitrators will choose a third arbitrator. Each arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration.

XV. Termination

The Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Agreement may be amended at any time by the Dealer Manager or the Company by written notice to the Dealer, and any such amendment shall be deemed accepted by the Dealer upon placement of an order for sale of Shares by such Dealer’s customer after the Dealer has received such notice.

The respective agreements and obligations of the Dealer Manager and the Dealer set forth in Sections IV, VI, VII, and XIII through XVII of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

XVI. Use of Company and Oaktree Names

Except as expressly provided herein, nothing herein shall be deemed to constitute a waiver by the Dealer Manager or the Company of any consent that would otherwise be required under this Agreement or applicable law prior to the use of the Dealer of the name or identifying marks of the Company or “Oaktree” (or any combination or derivation thereof). The Dealer Manager and the Company reserve the right to withdraw its consent to the use of the Company’s name at any time and to request to review any materials generated by the Dealer that use the Company’s or Oaktree’s name or mark. Any such consent is expressly subject to the continuation of this Agreement and shall terminate with the termination of this Agreement as provided herein.

XVII. Notice

Notices and other writings contemplated by this Agreement shall be delivered via (i) hand, (ii) first class registered or certified mail, postage prepaid, return receipt requested, (iii) a nationally recognized overnight courier or (iv) electronic mail. All such notices shall be addressed, as follows:

If to the Company:	Oaktree Real Estate Income Trust, Inc.
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Chief Securities Counsel
Email: OakREITNotices@oaktreeREIT.com
With copies (which shall not constitute notice) to:
Oaktree Fund Advisors, LLC
Attn: General Counsel 333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Email: tmolz@oaktreecapital.com
If to the Dealer Manager:	SDDco Brokerage Advisors, LLC
485 Madison Avenue, 15th Floor
New York, NY 10022
Attention: Bryon H. Lyons
Email: BLyons@sddco-ba.com
If to the Dealer:	To the address specified by the Dealer herein.

XVIII. Attorney’s Fees and Applicable Law

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of New York and shall take effect when signed by the Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) shall lie exclusively in New York, New York.

XIX. No Partnership

Nothing in this Agreement shall be construed or interpreted to constitute the Dealer as an employee, agent or representative of, or in association with or in partnership with, the Dealer Manager, the Company or the other Dealers; instead, this Agreement shall only constitute the Dealer as a dealer authorized by the Dealer Manager to sell the Shares according to the terms set forth in the Registration Statement and the Prospectus as amended and supplemented and in this Agreement.

XX. ERISA Matters

The parties agree as follows:

(a) Dealer is a broker-dealer registered under the Securities Exchange Act of 1934.

(b) To the extent Dealer (or its registered representatives) uses or relies on any of the information, tools and materials that the Dealer Manager, the Company, the Advisor, the sponsor of the Company or each of their respective affiliates and related parties (collectively, the “DM/Company Parties”) provides directly to Dealer (or its registered representatives), without direct charge, for use in connection with Dealer’s “Retirement Customers” (which include a plan, plan fiduciary, plan participant or beneficiary, individual retirement account (“IRA”) or IRA owner subject to Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)), Dealer will act as a “fiduciary” under ERISA or the Code (as applicable), and will be responsible for exercising independent judgment in evaluating the retirement account transaction.

(c) Certain of the DM/Company Parties have financial interests associated with the purchase of Shares of the Company, including the fees, expense reimbursements and other payments they anticipate receiving in connection with the purchase of Shares of the Company, as described in the Prospectus.

(d) To the extent that Dealer provides investment advice to its Retirement Customers, Dealer will do so in a fiduciary capacity under ERISA or the Code, or both, and Dealer is responsible for exercising independent judgment with respect to any investment advice it provides to its Retirement Customers.

(e) Dealer is independent of the DM/Company Parties and none of the DM/Company Parties is undertaking to provide impartial investment advice to Dealer or its Retirement Customers.

XXI. Electronic Signatures and Electronic Delivery of Documents

If Dealer has adopted or adopts a process by which persons may authorize certain account-related transactions and/or requests, in whole or in part, by “Electronic Signature” (as such term is defined by the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. 7001 et seq., the Uniform Electronic Transactions Act, as promulgated by the Uniform Conference of Commissioners on Uniform State Law in July 1999 and as adopted by the relevant jurisdiction(s) where Dealer is licensed, and applicable rules, regulations and/or guidance relating to the use of electronic signatures issued by the SEC, FINRA and NASAA including, as applicable, the NASAA Statement of Policy Regarding Use of Electronic Offering Documents And Electronic Signatures, adopted May 8, 2017, as amended (collectively, “Electronic Signature Law”)), to the extent the Company allows the use of Electronic Signature, in whole or in part, Dealer represents that: (i) each Electronic Signature will be genuine; (ii) each Electronic Signature will represent the signature of the person required to sign the Subscription Agreement or other form to which such Electronic Signature is affixed; (iii) Dealer will comply with all applicable terms of the Electronic Signature Law; and (iv) Dealer agrees to the Electronic Signature Use Indemnity Agreement attached hereto as Exhibit B.

If Dealer intends to use electronic delivery to distribute the Prospectus or other documents related to the Company to any person, Dealer will comply with all applicable rules, regulations and/or guidance relating to the electronic delivery of documents issued by the SEC, FINRA, NASAA and individual state securities administrators and any other applicable laws or regulations related to the electronic delivery of offering documents including, as appropriate, Electronic Signature Law. In particular, and without limitation, Dealer shall comply with the requirement under certain Statements of Policy adopted by NASAA that a sale of Shares shall not be completed until at least five business days after the Prospectus has been delivered to the investor. Dealer shall obtain and document its receipt of the informed consent to receive documents electronically of persons, which documentation shall be maintained by Dealer and made available to the Company and/or the Dealer Manager upon request.

THE DEALER MANAGER:

SDDCO BROKERAGE ADVISORS, LLC

Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1.	IDENTITY OF DEALER:

Company name:

Type of entity:
(Corporation, Partnership or Proprietorship)
Organized in the State of:

Licensed as broker-dealer in all States:	Yes	No

If no, list all States licensed as broker-dealer:

Tax ID #:

2.	Person to receive notices delivered pursuant to the Selected Dealer Agreement.

Name:

Company:

Address:

City, State and Zip:

Telephone:

Email:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer’s Firm Name)

By:
Signature

Name:

Title:

Date:

SCHEDULE I

ADDENDUM

TO

SELECTED DEALER AGREEMENT WITH

SDDCO BROKERAGE ADVISORS, LLC

Name of Dealer:

The following reflects the selling commissions, dealer manager fees and Servicing Fees as agreed upon between SDDco Brokerage Advisors, LLC (the “Dealer Manager”) and the Dealer, effective as of the effective date of the Selected Dealer Agreement (the “Agreement”) between the Dealer Manager and the Dealer in connection with the offering of Shares of Oaktree Real Estate Income Trust, Inc. (the “Company”).

Upfront Selling Commissions.

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended or supplemented from time to time, as compensation for completed sales (as defined below) by the Dealer of Primary Shares that the Dealer is authorized to sell and for services rendered by the Dealer hereunder, the Dealer Manager shall reallow to the Dealer an upfront selling commission in an amount equal to the percentage set forth below of the transaction price per share on such completed sales of Class T Primary Shares, Class S Primary Shares and Class D Primary Shares, as applicable, by the Dealer. The Dealer shall not receive selling commissions for sales of any DRIP Shares or for sales of any Class I shares, whether in the Primary Offering or pursuant to the DRIP. For purposes of this Schedule I, a “completed sale” shall occur if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable offering and subscription documents, payment for the Shares has been received by the Company in full in the manner provided in Section II of the Agreement, the Company has accepted the subscription agreement of such subscriber, the Minimum Offering has been satisfied, and the Company has thereafter distributed the selling commission to the Dealer Manager in connection with such transaction.

After the Minimum Offering applicable to the Offering has been satisfied, the Dealer may withhold the selling commissions to which it is entitled pursuant to the Agreement, this Schedule I and the Prospectus from the purchase price for the Shares in the Offering and forward the balance to the Company or its agent if it represents to the Dealer Manager that: (i) the Dealer is legally permitted to do so; and (ii) (A) the Dealer meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement; (B) the Dealer has forwarded the Subscription Agreement to the Company or its agent within the time required under Section II, and received the Company’s written acceptance of the subscription prior to forwarding the purchase price for the Shares, net of the selling commissions to which the Dealer is entitled, to the Company or its agent; and (C) the Dealer has verified that there are sufficient funds in the investor’s account with the Dealer to cover the entire cost of the subscription. The Dealer shall wire such subscription funds to the Company or its agent as set forth in the Subscription Agreement by the end of the second business day following receipt of the Company’s written acceptance of the subscription.

Dealer Manager Fees.

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended or supplemented from time to time, as compensation for completed sales by the Dealer of Class T Primary Shares that the Dealer is authorized to sell and for services rendered by the Dealer hereunder, the Dealer Manager shall reallow to the Dealer a dealer manager fee in an amount equal to the percentage set forth below of the transaction price per share on such completed sales of Class T Primary Shares by the Dealer. The Dealer shall not receive dealer manager fees for sales of any DRIP Shares, or for sales of any Class S, Class D or Class I shares, whether in the Primary Offering or pursuant to the DRIP.

1

Volume Discounts

The Dealer shall be responsible for implementing the volume discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus. Requests to combine purchase orders of Class T shares, Class S shares or Class D shares as a part of a combined order for the purpose of qualifying for discounts as described in the “Plan of Distribution” section of the Prospectus must be made in writing by the Dealer, and any resulting reduction in selling commissions and/or dealer manager fees will be prorated among the separate subscribers.

Terms and Conditions of the Servicing Fees.

The payment of the Servicing Fees to the Dealer is subject to terms and conditions set forth herein and the Prospectus as may be amended or supplemented from time to time. If Dealer elects to sell Primary Shares that are Class T shares, Class S shares and/or Class D shares, eligibility to receive the Servicing Fees with respect to such Shares, as applicable, sold by the Dealer is conditioned upon the Dealer acting as broker-dealer of record with respect to such Shares and complying with the requirements set forth below, including providing stockholder and account maintenance services with respect to such Shares:

(i) the existence of an effective Selected Dealer Agreement or ongoing Servicing Agreement between the Dealer Manager and the Dealer, and

(ii) the provision of the following services with respect to such Shares, as applicable, by the Dealer:

1. assistance with recordkeeping, including maintaining records for and on behalf of the Dealer’s customers reflecting transactions and balances of Shares owned,

2. transmitting stockholder communications to its customers from the Company or the Dealer Manager, including the Prospectus, annual and periodic reports, and proxy statements,

3. establishing an account and providing ongoing account maintenance,

4. assistance with and answering investor inquiries regarding the Company, including distribution payments and reinvestment decisions,

5. helping investors understand their investments,

6. Share repurchase requests,

7. assistance with Share conversion processing, or

8. providing such other similar services as the stockholder may reasonably require in connection with its investment in the Shares.

For the avoidance of doubt, such services are non-distribution services, other than those primarily intended to result in the sale of Shares.

With respect to Class T shares, the financial advisor of the Dealer responsible for the sale of such Class T shares is expected to provide the services listed in items (ii)2 through 8 above. In connection with this provision, the Dealer agrees to reasonably cooperate to provide certification to the Company, the Dealer Manager and their agents (including its auditors) confirming the provision of services to each particular class of stockholders upon reasonable request.

The Dealer hereby represents by its acceptance of each payment of the Servicing Fees that it complies with each of the above requirements and is providing the above-described services. The Dealer agrees to promptly notify the Dealer Manager if it is no longer the broker-dealer of record with respect to some or all of the Class T, Class S or Class D shares giving rise to such Servicing Fees and/or if it no longer satisfies any or all of the conditions set forth above.

2

Subject to the conditions described herein, the Dealer Manager will reallow to the Dealer the Servicing Fees in an amount described below, on Class T shares, Class S shares or Class D shares, as applicable, sold by the Dealer. To the extent payable, the Servicing Fees will be payable monthly in arrears as provided in the Prospectus. All determinations regarding the total amount and rate of reallowance of the Servicing Fees, the Dealer’s compliance with the listed conditions, and/or the portion retained by the Dealer Manager will be made by the Dealer Manager in its sole discretion.

Notwithstanding the foregoing, subject to the terms of the Prospectus, upon the date when the Dealer Manager is notified that the Dealer is no longer the broker-dealer of record with respect to such Class T, Class S or Class D shares or that the Dealer no longer satisfies any or all of the conditions set forth above, then Dealer’s entitlement to the Servicing Fees related to such Class T, Class S and/or Class D shares, as applicable, shall cease, and the Dealer shall not receive the Servicing Fees for any portion of the month in which Dealer is not eligible on the last day of the month; provided, however, if there is a change in the broker-dealer of record with respect to the Class T, Class S or Class D shares, as applicable, made in connection with a change in the registration of record for the Class T, Class S or Class D shares on the Company’s books and records (including, but not limited to, a reregistration due to a sale or a transfer or a change in the form of ownership of the account), then the Dealer shall be entitled to a pro rata portion of the Servicing Fees related to the Class T, Class S and/or Class D shares, as applicable, for the portion of the month for which the Dealer was the broker-dealer of record.

Thereafter, such Servicing Fees may be reallowed to the then-current broker-dealer of record of the Class T, Class S and/or Class D shares, as applicable, if any such broker-dealer of record has been designated (the “Servicing Dealer”), to the extent such Servicing Dealer has entered into a Selected Dealer Agreement or similar agreement with the Dealer Manager (“Servicing Agreement”) and such Selected Dealer Agreement or Servicing Agreement with the Servicing Dealer provides for such reallowance. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion. The Dealer is not entitled to any Servicing Fees with respect to DRIP shares or Class I shares. The Dealer Manager may also reallow some or all of the Servicing Fees to other broker-dealers who provide services with respect to the Shares (who shall be considered additional Servicing Dealers) pursuant to a Servicing Agreement with the Dealer Manager to the extent such Servicing Agreement provides for such reallowance and such additional Servicing Dealer is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such Servicing Agreement.

The Company and the Dealer Manager shall cease paying the Servicing Fees with respect to any Class T share, Class S share or Class D share held in a stockholder’s account within such account at the end of the month in which the Dealer Manager, in conjunction with the transfer agent, determines that total selling commissions, dealer manager fees and Servicing Fees paid with respect to the shares held by such stockholder would exceed, in the aggregate, 8.75% (or a lower limit as set forth in this Schedule I to the Selected Dealer Agreement between the Dealer Manager and the Dealer) of the gross proceeds from the sale of such shares (excluding the gross proceeds of any shares issued under the DRIP with respect thereto). At the end of such month, such Class T share, Class S share or Class D share (and any shares issued under the DRIP with respect thereto) will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. In addition, the Company and the Dealer Manager will cease paying the Servicing Fees on Class T shares, Class S shares and Class D shares in connection with this Offering upon the earlier to occur of the following: (i) a listing of Class I shares, (ii) the merger or consolidation of the Company with or into another entity in which the Company is not the surviving entity, or the sale or other disposition of all or substantially all of the Company’s assets, in each case in a transaction in which the Company’s stockholders receive cash, securities listed on a national exchange or a combination thereof, or (iii) the date following the completion of this Offering on which, in the aggregate, underwriting compensation from all sources in connection with this Offering, including selling commissions, dealer manager fees, the Servicing Fees and other underwriting compensation, is equal to ten percent (10%) of the gross proceeds from Primary Shares sold in this Offering, as determined in good faith by the Dealer Manager in its sole discretion. For purposes of this Schedule I, the portion of the Servicing Fees accruing with respect to Class T, Class S and Class D shares of the Company’s common stock issued (publicly or privately) by the Company during the term of the Offering shall be underwriting compensation with respect to the Offering and not with respect to any other offering.

3

General

Selling commissions, dealer manager fees and Servicing Fees due to the Dealer pursuant to the Agreement will be paid to the Dealer within 30 days after receipt by the Dealer Manager. The Dealer, in its sole discretion, may authorize the Dealer Manager to deposit selling commissions, dealer manager fees, Servicing Fees or other payments due to it pursuant to the Agreement directly to its bank account. If the Dealer so elects, the Dealer shall provide such deposit authorization and instructions in Schedule II to the Agreement.

The parties hereby agree that the foregoing selling commissions and reallowed dealer manager fees and Servicing Fees are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Primary Shares, that the Dealer’s interest in the offering is limited to such selling commissions and reallowed dealer manager fees and Servicing Fees from the Dealer Manager and the Dealer’s indemnity referred to in Section 4 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such selling commissions and reallowed dealer manager fees and Servicing Fees to the Dealer.

Except as otherwise described under “Upfront Selling Commissions” above, the Dealer waives any and all rights to receive compensation, including the dealer manager fees and Servicing Fees, until it is paid to and received by the Dealer Manager. The Dealer acknowledges and agrees that, if the Company pays selling commissions, dealer manager fees or Servicing Fees, as applicable, to the Dealer Manager, the Company is relieved of any obligation for selling commissions, dealer manager fees or Servicing Fees, as applicable, to the Dealer. The Company may rely on and use the preceding acknowledgement as a defense against any claim by the Dealer for selling commissions, dealer manager fees or Servicing Fees, as applicable, the Company pays to the Dealer Manager but that the Dealer Manager fails to remit to the Dealer. The Dealer affirms that the Dealer Manager’s liability for selling commissions and dealer manager fees payable and the Servicing Fees are limited solely to the proceeds of selling commissions, dealer manager fees and the Servicing Fees, as applicable, receivable from the Company and the Dealer hereby waives any and all rights to receive payment of selling commissions or any reallowance of dealer manager fees or the Servicing Fees, as applicable, due until such time as the Dealer Manager is in receipt of the selling commission, dealer manager fee or Servicing Fees, as applicable, from the Company. Notwithstanding the above, the Dealer affirms that, to the extent the Dealer retains selling commissions as described above under “Upfront Selling Commissions,” neither the Company nor the Dealer Manager shall have liability for selling commissions payable to the Dealer, and that the Dealer is solely responsible for retaining the selling commissions due to the Dealer from the subscription funds received by the Dealer from its customers for the purchase of Shares in accordance with the terms of the Agreement.

Notwithstanding anything herein to the contrary, the Dealer will not be entitled to receive any selling commissions, dealer manager fees or Servicing Fees which would cause the aggregate amount of selling commissions, dealer manager fees, Servicing Fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) paid from any source in connection with this Offering to exceed ten percent (10.0%) of the gross proceeds raised from the sale of Shares in the Primary Offering.

Due Diligence

In addition, the Dealer Manager or the Company will pay or reimburse the Dealer for reasonable and documented bona fide due diligence expenses incurred by the Dealer in connection with the Offering. Such due diligence expenses may include travel, lodging, meals and other reasonable and documented out-of-pocket expenses incurred by the Dealer and its personnel when visiting the Company’s offices or properties to verify information relating to the Company or its properties. The Dealer shall provide a detailed and itemized invoice for any such due diligence expenses and shall obtain the prior written approval from the Dealer Manager for such expenses, and no such expenses shall be reimbursed absent a detailed and itemized invoice. Notwithstanding the foregoing, no such payment will be made if such payment would cause the aggregate of such reimbursements to the Dealer and other broker-dealers, together with all other organization and offering expenses, to exceed 15% of the Company’s gross proceeds from the Offering. All such reimbursements will be made in accordance with, and subject to the restrictions and limitations imposed under the Prospectus, FINRA rules and other applicable laws and regulations.

Share Class Election

CHECK EACH APPLICABLE BOX BELOW IF THE DEALER ELECTS TO PARTICIPATE IN THE LISTED SHARE CLASS

4

☐ Class T Shares                 ☐ Class S Shares                 ☐ Class D Shares                 ☐ Class I Shares

The following reflects the selling commission and/or the Servicing Fees as agreed upon between the Dealer Manager and the Dealer for the applicable Share Class.

(Initials)	Upfront Selling Commission of up to 3.0% of the transaction price per Class T share sold in the Primary Offering*	By initialing here, the Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class T shares.

(Initials)	Dealer Manager Fee of up to 0.5% of the transaction price per Class T share sold in the Primary Offering*	By initialing here, the Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class T shares.

(Initials)	Servicing Fee of 0.85% (Annualized Rate) of aggregate NAV of outstanding Class T shares, consisting of an advisor stockholder servicing fee of 0.65% (Annualized Rate), and a dealer stockholder servicing fee of 0.20% (Annualized Rate), of the aggregate NAV of outstanding Class T shares.	By initialing here, the Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should the Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. The Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

(Initials)	Upfront Selling Commission of up to 3.5% of the transaction price per Class S share sold in the Primary Offering*	By initialing here, the Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class S shares.

(Initials)	Servicing Fee of 0.85% (Annualized Rate) of aggregate NAV of outstanding Class S shares	By initialing here, the Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should the Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. The Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

(Initials)	Upfront Selling Commission of up to 0.5% of the transaction price per Class D share sold in the Primary Offering*	By initialing here, the Dealer hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class D shares.

(Initials)	Servicing Fee of 0.25% (Annualized Rate) of aggregate NAV of outstanding Class D shares	By initialing here, the Dealer agrees to the terms of eligibility for the Servicing Fee set forth in this Schedule I. Should the Dealer choose to opt out of this provision, it will not be eligible to receive the Servicing Fee and initialing is not necessary. The Dealer represents by its acceptance of each payment of the Servicing Fee that it complies with each of the above requirements.

*	Subject to discounts described in the “Plan of Distribution” section of the Prospectus.

5

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first written above.

“DEALER MANAGER”

SDDCO BROKERAGE ADVISORS, LLC

By:
Name:
Title:

“DEALER”

(Print Name of Dealer)

By:
Name:
Title:

SCHEDULE II

TO

SELECTED DEALER AGREEMENT WITH

SDDCO BROKERAGE ADVISORS, LLC

NAME OF ISSUER: OAKTREE REAL ESTATE INCOME TRUST, INC.

NAME OF DEALER: ___________________________________________

SCHEDULE TO AGREEMENT DATED: __________________________

The Dealer hereby authorizes the Dealer Manager or its agent to deposit selling commissions, Servicing Fees, and other payments due to it pursuant to the Selected Dealer Agreement to its bank account specified below. This authority will remain in force until Dealer notifies the Dealer Manager in writing to cancel it. In the event that the Dealer Manager deposits funds erroneously into the Dealer’s account, the Dealer Manager is authorized to debit the account with no prior notice to the Dealer for an amount not to exceed the amount of the erroneous deposit.

Bank Name:

Bank Address:

Bank Routing Number:

Account Number:

DEALER

(Print Name of Dealer)

By:
Name:
Title:

Exhibit A

Dealer Manager Agreement

Exhibit B

Electronic Signature Use Indemnity Agreement

Dealer has adopted a process by which clients may authorize certain account-related transactions or requests, in whole or in part, evidenced by Electronic Signature (as such term is defined in Section XXI hereof). In consideration of the Company allowing Dealer and its clients to execute certain account-related transactions and/or requests, in whole or in part, by Electronic Signature, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dealer does hereby, for itself and its successors and permitted assigns, covenant and agree to indemnify and hold harmless the Company, the Dealer Manager, each of their affiliates and each of their and their affiliates’ officers, directors, trustees, agents and employees, in whatever capacity they may act, from and against any and all claims (whether groundless or otherwise), losses, liabilities, damages and expenses, including, but not limited to, costs, disbursements and reasonable counsel fees (whether incurred in connection with such claims, losses, liabilities, damages and expenses or in connection with the enforcement of any rights hereunder), arising out of or in connection with the Dealer’s representations or covenants set forth in Section XXI hereof or the representations described below.

The Dealer represents that it will comply with all applicable terms of Electronic Signature Law as outlined in Section XXI of the Participating Dealer Agreement. Dealer represents that the Company may accept any Electronic Signature without any responsibility to verify or authenticate that it is the signature of Dealer’s client given with such client’s prior authorization and consent. Dealer represents that the Company may act in accordance the instructions authorized by Electronic Signature without any responsibility to verify that Selected Dealer’s client intended to give the Electronic Signature for the purpose of authorizing the instruction, transaction or request and that Dealer’s client received all disclosures required by applicable Electronic Signature Law. Dealer agrees to provide a copy of each Electronic Signature and further evidence supporting any Electronic Signature upon request by the Company.